EXHIBIT 99.1
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LaSalle Hotel Properties
4800 Montgomery Lane, Suite M25
Bethesda, MD 20814
Ph.  (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com

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FOR IMMEDIATE RELEASE


Contact: Raymond Martz, Vice President of Finance & Investor Relations --Bethesda +301/941-1516


                      LASALLE HOTEL PROPERTIES ACQUIRES
                    THE HILTON ALEXANDRIA OLD TOWN HOTEL

                Sandcastle Resorts & Hotels Named Manager of
                  241-room Upscale Full-Service Urban Hotel

      BETHESDA, MD, MAY 28, 2004 -- LaSalle Hotel Properties (NYSE: LHO) today announced it has acquired the Hilton Alexandria Old Town for $59.0 million. The 241-room upscale full-service hotel is located in the heart of historic downtown Alexandria, Virginia, one of the most vibrant markets in the Washington, D.C. region. The hotel will continue to be operated pursuant to a Hilton franchise agreement and will be managed by Sandcastle Resorts & Hotels, the current manager of the hotel. The transaction was funded utilizing the Company's senior unsecured credit facility.

      The Hilton Alexandria Old Town was built in 2000 and features 241 well-appointed guestrooms and approximately 8,000 square feet of meeting space, including a 3,800 square foot ballroom, an upscale restaurant, a fitness center, an indoor swimming pool and an on-site parking facility. The property is situated in the center of the City of Alexandria, on Old Town's main street and directly adjacent to the King Street Metro Station.

      "We are extremely excited to acquire this upscale Hilton in the City of Alexandria," said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. "The metropolitan Washington D.C. area, and Alexandria specifically, continues to thrive as one of the strongest markets nationwide in office, government, tourism and lodging due to its proximity to the nation's capital, as well as the flourishing regional economy. The significant diversification of visitors to the area and the large demand created from government, associations, union and lobbying activities result in a reliable cash flow stream for the hotel, even in economic downturns."

      Alexandria is home to an energetic commercial community, one of the largest concentrations of association headquarters in the country and several U.S. government agencies, including the new 2.4 million square foot U.S. Patent & Trademark Office. The Hilton Alexandria Old Town is located just three blocks from this new five-building complex, which is scheduled to be fully operational by early 2005. Since 1988, Alexandria has experienced unprecedented growth. Today, the Old Town historic district is known for its array of museums, historic buildings and architecture, special events, as well as distinctive shops and restaurants.
Additionally, the hotel is only minutes away from Ronald Reagan Washington National Airport and numerous other commercial and leisure attractions, and just six miles south of downtown Washington, D.C.

      In addition to metropolitan Washington, D.C.'s healthy and expanding business environment, the area has also witnessed a resurgence in tourism. The District and its surrounding suburbs provide some of the richest culture and entertainment the United States has to offer. Attractions such

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as the U.S. Capitol, various monuments, memorials, and regional cultural experiences like Mount Vernon and Old Town Alexandria draw a significant amount of leisure visitors, both domestic and international.

      The acquisition also marks the first Hilton franchised property acquired by LaSalle, which adds to the Company's diverse collection of upscale hotel brands at its owned properties including Westin, Sheraton, Marriott, and Hyatt.

      "We are excited to add the Hilton brand to our distinct group of internationally renowned brands," said Mr. Bortz. "The strength of the Hilton flag and reservation system is another compelling factor that makes the Hilton Alexandria an attractive investment for the Company."

      The hotel will continue to be managed by Sandcastle Resorts & Hotels, which developed and has managed the property since its opening in February 2000.

      "We are very excited to develop a relationship with LaSalle Hotel Properties," said Frank L. Flautt, Jr., Chairman and Chief Executive Officer of Sandcastle Resorts & Hotels. "We are pleased to bring our tremendous experience and knowledge of operating Hilton franchised hotels to LaSalle's growing portfolio."

      Sandcastle Resorts & Hotels, based in Destin, Florida, manages six hotels and resorts totaling approximately 1,700 guest rooms throughout the southeast United States. The company operates hotels under the brands of Hilton, Marriott, Holiday Inn Express, and Hawthorn Suites.

      LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 19 upscale and luxury full-service hotels, totaling approximately 6,400 guest rooms in 14 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Westin Hotels & Resorts, Sheraton Hotels & Resorts, Hilton Hotels & Resorts, Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Sandcastle Resorts & Hotels, and Kimpton Hotel & Restaurant Group, LLC.


Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's
Form 10-K for the year ended December 31, 2003 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.


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ADDITIONAL CONTACTS:
-------------------

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties
      - 301/941-1516


     For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com


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